Exhibit (e)(9)

Coleman Cable, Inc.

Long-Term Incentive Award Terms and Conditions

These Long-Term Incentive Award Terms and Conditions (the “Terms”) are set forth as of the 22nd day of February, 2013 (the “Award Date”). Any term capitalized but not defined in these Terms shall have the meaning set forth in the Coleman Cable, Inc. Long-Term Incentive Plan, as amended and restated effective April 28, 2011 (the “Plan”).

The Plan provides for the grant of, among other things, long-term cash incentive awards to employees and directors of Coleman Cable, Inc. (the “Company”) or its Subsidiaries as approved by the Board or the Committee. In exercise of its discretion under the Plan, the Committee has determined that the individuals listed in Exhibit A (the “Participants”) should receive long-term cash incentive awards under the Plan in accordance with the Terms set forth herein.

1. Grant. The Company hereby grants to the Participants long-term cash incentive awards (the “Awards”) as set forth as part of Exhibit A, which amounts may be earned subject to the Terms set forth herein.

2. Performance Period. The Performance Period for the Awards shall be the two-year period commencing on January 1, 2013 and ending on December 31, 2014.

3. Vesting Conditions. One-half (1/2) of the maximum total Award value (as set forth as part of Exhibit A) shall vest in accordance with the following sentence (the “Time-Based Portion”). One-half (1/2) of the Time-Based Portion of the Award shall vest if the Participants remain continuously employed by the Company through December 31, 2013 and the remaining one-half (1/2) of the Time-Based Portion of the Award shall vest if the Participants remain continuously employed by the Company through December 31, 2014. The remaining one-half (1/2) of the maximum total Award value (as set forth as part of Exhibit A) shall vest and be earned subject to the Participants’ continuous employment through the end of the Performance Period and based on Residual Enterprise Value Growth during the Performance Period (the “Performance-Based Portion”), subject to Section 5 below. The Company’s actual Residual Enterprise Value Growth performance for the Performance Period will be determined by calculating the average of the actual Residual Enterprise Value Growth performance for each of the years in the Performance Period.

a. “Residual Enterprise Value Growth” is the average annualized growth rate of Residual Enterprise Value.

b. “Residual Enterprise Value” is equal to (Adjusted EBITDA * 7) – Debt Net of Cash.

c. “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of extraordinary or non-recurring events or material changes in the Company’s business.

d. “Debt Net of Cash” means total debt as recorded on the Company’s financial statements, including any current portion of long-term debt, less cash and cash equivalents as recorded on the Company’s financial statements.

4. Performance Goal. The amount of the Performance-Based Portion of the Awards earned during the Performance Period shall be as follows, where “x” is equal to the maximum Performance-Based Portion of the Award value set forth as part of Exhibit A:

Performance Level	Residual Enterprise Value Growth During the Performance Period	Performance-Based Portion of Award Earned ($)
Maximum	8.0%	x
Threshold	0.0%	0

a. In the event that the Company’s actual performance during the Performance Period does not meet the threshold, none of the Performance-Based Portion of the Awards shall be earned.

b. If the Company’s actual performance during the Performance Period is between the threshold and the maximum, then the earned amount of the Performance-Based Portion of the Awards shall be calculated using straight-line interpolation.

c. If the Company’s actual performance during the Performance Period exceeds the maximum, 100% of the Performance-Based Portion of the Awards shall be earned.

5. Change in Control. Notwithstanding any language to the contrary in the Plan or in these Terms, upon the consummation of a Change in Control, the Awards shall fully vest (with the Performance-Based Portion of the Awards vesting at the maximum level of performance) and be paid to the Participants within 10 days of the occurrence of the Change in Control. “Change in Control” means any of the following events:

a. any person or other entity (other than any of the Company’s Subsidiaries or any employee benefit plan sponsored by the Company or any of its Subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

b. the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;

c. the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company’s Subsidiaries), the consummation of which would result in the stockholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60% of the Voting Stock of the surviving entity, and such consolidation or merger occurs;

d. a change in the Company’s Board occurs with the result that the members of the Board immediately prior to such change no longer constitute a majority of the Board; or

e. any other change of ownership or effective control (as defined in Section 280G(b)(2) of the Code).

6. Termination of Employment; Forfeiture. If a Participant terminates service with the Company and its Subsidiaries for any reason before (i) the end of the Performance Period and (ii) before the occurrence of a Change in Control, the portion of the Participant’s Award that has not yet vested as of the effective date of the termination shall be terminated and forfeited. Neither the Company nor any Subsidiary shall have any further obligations to the Participant under these Terms with respect to the forfeited Award.

7. Terms and Conditions of Payment. Except as otherwise provided in Section 5, payment of (i) the first one-half (1/2) of the Time-Based Portion of the Awards shall be made in cash no later than March 15, 2014 and (ii) the remaining one-half (1/2) of the Time-Based Portion of the Awards shall be made in cash no later than March 15, 2015 and (iii) the Performance-Based Portion of the Awards, if any, shall be made in cash in the calendar year next following the end of the Performance Period, as soon as administratively feasible after the Residual Enterprise Value Growth results are approved and certified by the Compensation Committee of the Board, but in no event later than December 31 of that year.

8. Tax Withholding. The Company and any Subsidiary shall have the right to retain any amounts that are distributable to the Participant hereunder to the extent necessary to satisfy the minimum required withholding taxes, whether federal, state or local, triggered by the payment of any amounts under these Awards.

9. No Right to Employment. Nothing in the Plan or these Terms shall be construed as creating any right in the Participants to continued employment or service, or as altering or amending the existing terms and conditions of the Participants’ employment or service.

10. Nontransferability. No interest of the Participants or any beneficiary in or under these Terms shall be assignable or transferable by voluntary or involuntary act or by operation of law, other than by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in section 414(p)) of the Code. Cash payments upon vesting of the Awards shall be made only to the Participants; or, if the Committee has been provided with evidence acceptable to it that a Participant is legally incompetent, the Participant’s guardian or legal representative; or, if a Participant is deceased, to the beneficiaries that the Participant has designated in the manner required by the Committee or, in the absence of a designated beneficiary, to the Participant’s estate. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. Any effort to assign or transfer the rights under these Terms shall be wholly ineffective, and shall be grounds for termination by the Committee of all rights of the Participants and their beneficiaries in and under these Terms.

11. Administration. The Committee administers the Plan. The Participants’ rights under these Terms are expressly subject to the terms and conditions of the Plan, including required stockholder approval thereof, and to any guidelines the Committee adopts from time to time. The Participants hereby acknowledges receipt of a copy of the Plan.

12. Interpretation. Any interpretation by the Committee of the Plan and these Terms shall be final. These Terms shall be governed by and construed under the laws of the State of Illinois, determined without regard to its conflicts of law rules, except as such laws are preempted by the laws of the United States. If any provision of these Terms shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), these Terms shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

13. Sole Agreement. The Awards and these Terms are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that these Terms conflict with the terms of the Plan, the Plan shall control unless specifically stated otherwise herein. These Terms contain all the terms of the Awards and any and all prior oral and written representations are merged in these Terms.

Exhibit A

Schedule of Participants and Maximum Award Values

Participant	Maximum Performance- Based Portion of Award ($)	Maximum Total Award Value ($)
G. Gary Yetman	462,600	925,200
J. Kurt Hennelly	88,594	177,188
Kathy Jo Van	85,050	170,100
Alan Bergschneider	70,875	141,750

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